Exhibit 4.5

AMENDMENT NO. 1

TO CONVERTIBLE PROMISSORY NOTE

This Amendment No. 1 (this “Amendment”) to that certain Convertible Promissory Note, issued January 21, 2026 (the “Note”), by IM Cannabis Corp., a company incorporated under the laws of British Columbia (the “Company”), issued to L.I.A. Pure Capital Ltd. (the “Holder”), is entered into as of February 5, 2026.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Note.

RECITALS

WHEREAS, the parties desire to clarify the payment obligations of the Company under the Note to reflect that the Note is not repayable in cash and that the Company’s obligations under the Note shall be satisfied solely through the issuance of Common Shares upon conversion in accordance with the terms of the Note; and

WHEREAS, the parties desire to amend the Note to clarify that the Note has no maturity date and that the Company’s obligations thereunder shall be satisfied solely through the issuance of Common Shares upon conversion in accordance with the terms of the Note.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Note as follows:

1.          REPLACEMENT OF PREAMBLE.

The introductory paragraph of the Note (beginning with “FOR VALUE RECEIVED…” and ending with the definition of the “Parties”) is hereby deleted in its entirety and replaced with the following:

“FOR VALUE RECEIVED, IM Cannabis Corp., a company incorporated under the laws of British Columbia with head offices located at Suite 3606 – 833 Seymour Street, Vancouver, British Columbia, V6B 0G4 (the “Company”), hereby issues this convertible promissory note (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, this “Note”) to L.I.A. Pure Capital Ltd., or its registered assigns (the “Holder”). This Note was issued with a 10% original issue discount. The Company and the Holder are referred to herein at times, collectively, as the “Parties,” and each, a “Party.”

This Note does not have a maturity date and is not repayable in cash. The obligations of the Company under this Note, including repayment of the amount set out above as the Original Principal Amount (or such lesser amount as reduced pursuant to the terms hereof pursuant, the “Principal”) and payment of accrued interest (“Interest”), shall be satisfied solely through the issuance of fully paid and non-assessable Common Shares upon conversion in accordance with Section 3 hereof.

Certain capitalized terms used herein are defined in Section 12 hereof. This Note is being issued pursuant to that certain Note Purchase Agreement, dated January 7, 2026 (as amended from time to time, the “SPA”).”

2.          REPLACEMENT OF SECTION 1 – GENERAL TERMS.

Section 1 of the Note, entitled “GENERAL TERMS” is hereby deleted in its entirety and replaced with the following:

“(a) No Maturity; No Cash Payments. This Note shall have no maturity date. Notwithstanding anything to the contrary herein, the Company shall not be required or permitted to make any cash payments of principal, interest, premium or any other amount under this Note. All obligations of the Company hereunder shall be satisfied solely through the issuance of Common Shares upon conversion pursuant to Section 3 hereof.

(b) Interest. Interest shall accrue on the outstanding Principal balance of this Note at an annual rate equal to eight percent (8.00%) (“Interest Rate”), which Interest Rate shall increase to an annual rate of 14% upon the occurrence of an Event of Default (for so long as such event remains uncured). Interest shall be calculated based on a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law and in accordance with the terms of the Note; provided, however, that any accrued and unpaid Interest shall be payable solely through conversion into Common Shares pursuant to Section 3 hereof, and not in cash.

(c) No Prepayment; No Redemption. The Company shall have no right to prepay or redeem this Note in cash, and the Holder shall have no right to demand or receive any cash payment, whether upon acceleration, default or otherwise.

(d) Business Day Convention. Whenever any action or obligation hereunder is required to be taken on a day other than a Business Day, such action shall be taken on the next succeeding Business Day.

(e) Non-Recourse; Exclusive Remedy. The obligations of the Company under this Note are non-recourse. The sole and exclusive remedy of the Holder with respect to this Note shall be conversion into Common Shares in accordance with Section 3 hereof. The Holder acknowledges that such conversion shall constitute full satisfaction of the Company’s obligations hereunder, including with respect to principal and accrued interest, regardless of the value of the Common Shares issued upon conversion.

(f) Warrant Coverage. In connection with the issuance of this Note, the Company shall issue to the Holder, on the Issuance Date (or as soon as practicable thereafter), a warrant (the “Holder’s Warrant”) to purchase a number of Common Shares equal to (i) thirty-three and one-third percent (33⅓%) of the Principal amount of this Note, divided by (ii) an exercise price of CAD3.45 per Common Share, on the terms and subject to the conditions set forth in the form of warrant agreement, attached hereto as Exhibit II (or as otherwise agreed in writing by the Company and the Holder).”

3.          AMENDMENT TO SECTION (2) – EVENTS OF DEFAULT.

3.1          Section (2)(a)(i) of the Note is hereby deleted and replaced with the following:

“(i) The Company’s failure to deliver the required number of Common Shares in accordance with Section (3) in satisfaction of any Conversion Amount (including principal and accrued and unpaid interest) within the applicable time period specified herein;”

3.2          Section (2)(b) of the Note is hereby deleted in its entirety and replaced with the following:

“(b) During the time that any portion of this Note is outstanding, if any Event of Default has occurred and is continuing (other than an event with respect to the Company described in Section (2)(a)(ii)), the Holder shall have the right (but not the obligation), at any time and from time to time, to convert all or any portion of the outstanding Conversion Amount (including principal and accrued and unpaid interest) into Common Shares in accordance with Section (3) (and subject to the limitations set forth therein).

For the avoidance of doubt, upon the occurrence of an Event of Default, no amount shall become due or payable in cash, whether by acceleration or otherwise, except as expressly provided with respect to any Buy-In pursuant to Section 3.”

The Company hereby waives any requirement for presentment, demand, protest or notice of any kind (other than any required Conversion Notice), and the Holder may exercise its conversion rights and other remedies expressly provided herein and under applicable law, subject in all cases to the limitation that the Company shall not be required to make any cash payment in respect of this Note.”

4.          EFFECT OF AMENDMENT.

Except as expressly amended hereby, the Note remains unchanged and in full force and effect and is hereby ratified and confirmed in all respects.

5.          GOVERNING LAW.

This Amendment and the rights and obligations of the parties hereunder shall, in all respects, be governed by, and construed in accordance with, the laws (excluding the principles of conflict of laws) of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), including all matters of construction, validity and performance.

6.          COUNTERPARTS; ELECTRONIC SIGNATURES.

This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Amendment by the Company, and acknowledgement and agreement by the Holder, by electronic signature shall be valid and binding.

[REMAINDER PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the date first written above, and the Holder has acknowledged and agreed to this Amendment as of such date.

COMPANY:
IM CANNABIS CORP.

By:	/s/ Oz Adler
Name:	Oz Adler
Title:	Chairman of the Board

By:	/s/ Asi Levi
Name:	Asi Levi
Title:	Chief Financial Officer

Acknowledged and Agreed By:

HOLDER:
L.I.A. PURE CAPITAL LTD.

By:	/s/ Kfir Zilberman
Name:	Kfir Zilberman
Title:	Chief Executive Officer